Singular Genomics Systems, Inc.

February 28, 2023

VIA ELECTRONIC MAIL

Daralyn Durie

DDurie@mofo.com

Re: Terms of Separation

Dear Daralyn:

This letter confirms the agreement (“Agreement”) between you and Singular Genomics Systems, Inc. (the “Company”) concerning the terms of your separation from employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.
Separation from Employment: As you know, the Company has determined that it is in the Company’s best interest for you and the Company to part ways and for your employment with the Company to end. Your last day of employment with the Company will be February 28, 2023 (the “Separation Date”). By no later than your Separation Date, the Company will provide you a final paycheck, which sum represents all of your earned but unpaid salary (the “Final Paycheck”). You are not required to sign this Agreement to receive your Final Paycheck. Your participation in all employee benefit plans, other than the Company’s health insurance plan will end on the Separation Date. Your participation under the Company’s health insurance plan (provided you are enrolled at the time of your Separation Date) will end on the last day of the month of your Separation Date. Under separate cover, you will receive additional information about your rights, if any, to continue your participation in the Company’s health insurance plan under the Consolidated Omnibus Budget Reconciliation Act (”COBRA”).
2.
Release Consideration: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to the following terms:
a.
Equity:
i.
On March 25, 2021, the Company granted you an option to purchase 350,000 shares of its Common Stock (the “2021 Option”). As of the Separation Date, you will be vested in 201,250 of the shares that are subject to the 2021 Option. In consideration of your release of claims and contingent upon this Agreement becoming effective, the Company’s Board of Directors (the “Board”) will amend the vesting terms of your 2021 Option to provide that you will be vested in 210,000 Option Shares as of your Separation Date (the “2021 Vested Option Shares”). Contingent upon your execution of this Agreement and contingent upon this Agreement becoming effective, the Board will amend your 2021 Option to extend the post termination exercise period from three (3) months after the Separation Date, to March

24, 2031, with respect to the 2021 Vested Option Shares. Additionally, you acknowledge and agree that as a result of the modification of the post-termination exercise period of the 2021 Option and the tax rules applicable to incentive stock options, the 2021 Option (regardless whether it was intended to qualify as an incentive stock option) will be treated as non-statutory stock option after ninety (90) days from your Separation Date. You have been advised to seek independent tax advice of the consequences of such modification. The 2021 Option will expire with respect to the 2021 Vested Option Shares on March 24, 2031, and it will expire with respect to the unvested shares on the Separation Date. Except as expressly amended herein, the 2021 Option Agreement, between you and the Company will remain in full force and effect, and you agree to remain bound by that agreement.
ii.
On March 4, 2022, the Company granted you an option to purchase 160,000 shares of its Common Stock (the “2022 Option”). As of the Separation Date, you will be vested in 36,666 of the shares that are subject to the 2022 Option. In consideration of your release of claims and contingent upon this Agreement becoming effective, the Board will amend the vesting terms of your 2022 Option to provide that you will be vested in 40,000 Option Shares as of your Separation Date (the “2022 Vested Option Shares”). Contingent upon your execution of this Agreement and contingent upon this Agreement becoming effective, the Board will amend your 2022 Option to extend the post termination exercise period from three (3) months after the Separation Date, to March 24, 2031, with respect to the 2022 Vested Option Shares. Additionally, you acknowledge and agree that as a result of the modification of the post-termination exercise period of the 2022 Option and the tax rules applicable to incentive stock options, the 2022 Option (regardless whether it was intended to qualify as an incentive stock option) will be treated as non-statutory stock options after ninety (90) days from your Separation Date. You have been advised to seek independent tax advice of the consequences of such modification. The 2022 Option will expire with respect to the 2022 Vested Option Shares on March 24, 2031, and it will expire with respect to the unvested shares on the Separation Date. Except as expressly amended herein, the Stock Option Agreement, between you and the Company will remain in full force and effect, and you agree to remain bound by that agreement.

On February 15, 2023, the Company granted you an option to purchase 80,000 shares of its Common Stock (the “2023 Option”). The 2023 Option vests in 24 equal monthly installments over a 24-month period measured from the date of grant. In consideration of your release of claims and contingent upon this Agreement becoming effective, the Company will amend the vesting terms of your 2023 Option such that you will continue to vest in the 2023 Option on a monthly basis after the Separation Date based on your continued compliance with your obligations set forth in this Agreement. Specifically, you will continue to vest under the 2023 Option until the earlier of (i) you become fully vested on February 14, 2025 or (ii) the date the Company provides you with written notice that it has determined in good faith that you have materially breached or violated any of your obligations set forth in this Agreement (the “Vesting Termination Date”). On the Vesting Termination Date, all then unvested Option Shares issuable under the 2023 Option shall automatically terminate. Contingent upon your execution of this Agreement and contingent upon this Agreement becoming effective, the Board will amend your 2023 Option to extend the post termination exercise period to March 24, 2031 for your vested Option Shares as of such date. Additionally, you acknowledge and agree that as a result of the modification of the post-termination exercise period of the 2023 Option and the tax rules applicable to incentive stock options, the 2023 Option (regardless whether it was intended to qualify as an incentive stock option) will be treated as non-statutory stock options after ninety (90) days from your Separation Date. You have been advised to seek independent tax advice of the consequences of such modification. Except as expressly amended herein, the Stock Option Agreement, between you and the Company will remain in full force and effect, and you agree to remain bound by that agreement.

3.
Employee Representations: You acknowledge that the Company relies on the following representations by you entering into this Agreement:
a.
You have not filed any administrative or judicial complaints, claims, or actions against the Company or any of the other Releasees for claims you are releasing in this Agreement;
b.
You have reported to the Company any and all work-related injuries or occupational illnesses incurred by you during your employment with the Company;
c.
You have been properly provided any leaves of absence requested and available to you based on your or your family members’ health or medical condition or military service, including but not limited to pursuant to the Family and Medical Leave Act, or similar statute or local laws, and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave;
d.
With receipt of your Final Paycheck, you have received all compensation due to you as a result of services performed for the Company (including, without limitation, any bonus or other incentive compensation);
e.
You are not aware of any conduct by any person that constitutes a violation of Company policy or the Company’s legal or regulatory obligations, or any other suspected ethical or compliance issues on the part of the Company or any of the other Releasees that you have not brought to the attention of the Company; and
f.
You will assist the Company with selecting and onboarding a new General Counsel and ensure an orderly transition of those responsibilities, and be available to consult with the Company and its executives regarding that transition, during a transition period after the Separation Date.
g.
You have not raised and are not aware of any claim of sexual harassment or abuse with the Company.
4.
Return of Company Property: You hereby warrant to the Company that, no later than your Separation Date, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control. You understand that this is a material term of this Agreement and that no severance pay or benefits will be provided until you return all Company property and data in your possession or control.
5.
Proprietary Information: You hereby acknowledge that you are bound by the Proprietary Information and Inventions Agreement that you previously entered into with the Company (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A, and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the Confidentiality Agreement), that you will hold all such Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone, except as required in the course of your employment with the Company. You further confirm that you will deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such Proprietary Information, and that you will not take with you any such documents or data or any reproduction thereof.
6.
General Release and Waiver of Claims:

a.
The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options, restricted stock units or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company, your separation from the Company or otherwise. To the fullest extent permitted by law, you (on behalf of yourself, and on behalf your heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which you or said heirs, estates or family directly or indirectly hold a majority beneficial interest) hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the California Fair Employment and Housing Act, the California Family Rights Act, the Ralph Civil Rights Act, the Tom Bane Civil Rights Act, the California Fair Pay Act, the Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification (“WARN”) Act, the California WARN Act, and/or claims based on disability or under the Americans with Disabilities Act, and any other federal, state, or local laws and/or regulations relating to employment, all including their amendments and respective implementing regulations.
b.
By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c.
You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement.

7.
Covenant Not to Sue:
a.
To the fullest extent permitted by law, at no time after you sign this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, you shall do no more than state that you cannot provide counsel or assistance.
b.
Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8.
Protected Rights: You understand that nothing in the General Release and Waiver of Claims, Covenant Not to Sue and No Disparagement paragraphs, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. This Agreement does not limit your rights with respect to claims for unemployment compensation, workers’ compensation benefits, vested benefits pursuant to the Employment Retirement Income Security Act, or claims that may not be waived or released as a matter of law. Further, notwithstanding your confidentiality and non-disclosure obligations in this Agreement, the Confidentiality Agreement, and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.
9.
Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled, to the fullest extent permitted by law.
10.
Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement. Nothing in this Agreement applies to a non-disclosure or non-disparagement clause agreed to before a dispute arises involving a nonconsensual sexual act or sexual contact, including when the victi lacks capacity to consent, or relating to conduct that is alleged to constitute sexual harassment. Nothing in this Agreement prevents you from discussing or disclosing information about acts in the workplace that you perceive to be unlawful or criminal, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
11.
No Disparagement: You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.
12.
No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
13.
Complete and Voluntary Agreement: This Agreement, together with the Exhibits hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
14.
Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
15.
Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
16.
Governing Law and Construction: This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than its choice-of-law provisions). Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.
17.
Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) calendar days to consider this Agreement (the “Consideration Period”). You further understand that the Consideration Period commenced on February 28, 2023, when the Company provided you with the initial version of this Agreement and that, as a result, the Consideration Period ends on March 21, 2023. The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. Changes to this Agreement, whether material or immaterial, do not restart the Consideration Period. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the consideration to be provided to you pursuant to Paragraph 2 of this Agreement will be provided only after the expiration of that seven-day revocation period.
18.
Effective Date: This Agreement is effective on the 8th day after you sign this Agreement provided you have not revoked the Agreement as of that time (the “Effective Date”).

If you agree to abide by the terms outlined in this Agreement, please sign below and return it to me within the timeframe noted above. I wish you the best in your future endeavors.

Sincerely,

Singular Genomics Systems, Inc.

By:/s/Vincent Brancaccio

Name: Vincent Brancaccio
Title: SVP of HR

READ, UNDERSTOOD AND AGREED

/s/ Daralyn Durie Date: 3/1/23

Daralyn Durie

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT